Exhibit 99.1


         Contango Announces Exploration Discovery and Updates Operations

    HOUSTON--(BUSINESS WIRE)--March 2, 2006--Contango Oil & Gas Company (AMEX:MCF) today announced an exploration discovery at Grand Isle 72 ("Liberty"), located approximately 25 miles offshore Louisiana in 128 feet of water, and operated by Contango Operators, Inc. ("COI"), a wholly-owned subsidiary of the Company.
    The Grand Isle 72 #1 well was drilled to a total measured depth of 14,256 feet and the wireline logs of the well indicated the presence of hydrocarbons within four zones with approximately 140 feet of potential net pay. The lower most pay sand tested natural gas at a rate of 5 million cubic feet per day ("MMcf/d") and 14 barrels of condensate per day, based on a four hour test and 3,400 pounds per square inch (psi) of flowing tubing pressure. Production casing has been set, completion operations are underway, and the well is scheduled to commence first production prior to calendar year-end 2006. The remaining pay sands will be completed as the lower sands are depleted.
    COI paid a 50% working interest through the completion and testing of the well, and has a 25% working interest thereafter. Contango Offshore Exploration LLC ("COE"), a subsidiary in which the Company owns a 76% interest, generated the prospect and was fully carried in the drilling costs through the completion and testing of the well and will have a 50% working interest thereafter. The net revenue interests to COI and COE following well completion and testing are estimated to be 20% and 40%, respectively. The net revenue interest to Contango, as a whole, will be approximately 50%. Our two third party partners each paid a 25% working interest through the completion and testing of the well, and each have a 12.5% working interest thereafter.
    Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "We are pleased to have successfully logged an offshore discovery on our Grand Isle 72 block. The discovery is the first for our new operating subsidiary, COI. In other offshore activities, our farm-out prospect, Main Pass 221, is currently being drilled, and we expect to begin drilling our Eugene Island 10 prospect in late March 2006. We expect to begin drilling our High Island A-279 and West Delta 43 prospects before calendar year-end.
    "In our Arkansas Fayetteville Shale Play, we have secured a drilling rig, prepared three drill sites, and expect to drill our first well, the Alta-Beck #1-32H, in April 2006. The Arkansas Oil & Gas Commission has now approved seven 640-acre drilling units, which we estimate will allow our partnership to drill and operate up to 63 horizontal wells. After we drill our first well, we expect to drill one additional well per month through the remaining calendar year 2006. In addition, we have been integrated into 15 wells that are being operated by a third party oil and gas exploration company, four of which are producing. The remaining 11 horizontal wells are either being drilled or are expected to be drilled over the next three months."
    Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore along the Gulf Coast, and in the Arkansas Fayetteville Shale. As a recent addition to our business, we now operate certain offshore prospects through our wholly-owned subsidiary, Contango Operators, Inc. ("COI"). The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com